Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 6, 2021 (except Note 23, as to which the date is May 10, 2021), with respect to the consolidated financial statements of Benson Hill, Inc. and Subsidiaries included in the Proxy Statement of Star Peak Corp II that is made a part of Amendment No. 4 to the Registration Statement (Form S-4) and Prospectus of Star Peak Corp II for the registration of shares of its common stock.

/s/ Ernst & Young LLP

St. Louis, Missouri

August 30, 2021